Exhibit 10.22

AMENDMENT #7

TO

AGREEMENT FOR INVENTORY FINANCING

This AMENDMENT  #7 ("Amendment") to AGREEMENT FOR INVENTORY FINANCING is made as of July  16, 2014 by and among PC Connection, Inc. a corporation, duly organized under the laws of the State of Delaware ("PC Connection"), GovConnection, Inc., a corporation, duly organized under the laws of the State of Maryland ("GovConnection"), and MoreDirect, Inc., a corporation, duly organized under the laws of the State of Florida ("MoreDirect") (PC Connection, GovConnection and MoreDirect are referred to herein as a "Customer" or, collectively, the "Customers") and IBM Credit LLC, a Delaware limited liability company ("IBM Credit"). Notwithstanding the foregoing, and unless otherwise indicated, any obligation of a "Customer" or "Customers" herein shall be the joint and several obligation of PC Connection, GovConnection and MoreDirect.

RECITALS:

WHEREAS, the Customers and IBM Credit have entered into that certain Agreement for Inventory Financing dated as of October 31, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement");

WHEREAS, each of the Customers and IBM Credit desire to increase the Credit Line from Twenty-five Million Dollars ($25,000,000.00) to Thirty-five Million Dollars ($35,000,000.00); and

WHEREAS, each of the Customers and IBM Credit have agreed to modify the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and IBM Credit hereby agree as follows:

Section 1.       Definitions.      All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2.       Amendment.    The Agreement is hereby amended as follows:

A.    Attachment A to the Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto.  Such new Attachment A shall be effective as of the date specified in the new Attachment A.  The changes contained in the new Attachment A include, without limitation, the following:

(i)         Section 2:  Fees, Rates and Repayment Terms, sub-section (A) Credit Line is amended to read as follows:

“(A)    Credit Line: Thirty-five Million Dollars ($35,000,000.00)”

(ii)         Section 2:  Fees, Rates and Repayment Terms, sub-section (C) Inventory Insurance Amount is amended to read as follows:

“(C)    Inventory Insurance Amount:  Thirty-five Million Dollars ($35,000,000.00)”

Section 3.       Representations and Warranties.      Each Customer makes to IBM Credit the following representations and warranties all of which are material and are made to induce IBM Credit to enter into this Amendment.

Section 3.1     Accuracy and Completeness of Warranties and Representations in the Agreement.  All representations made by each Customer in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by each Customer in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.

Section 3.2     Accuracy and Completeness of Warranties and Representations in the Amendment.    All representations made by each Customer in this Amendment were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by each Customer in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make misrepresentations not misleading.

Section 3.3     Violation of Other Agreements.       The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed hereunder do not violate or cause any Customer not to be in compliance with the terms of any agreement to which any Customer is a party.

Section 3.4     Litigation.    Except as has been disclosed by any Customer to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against any Customer, which, if adversely determined, would materially adversely affect any Customer's ability to perform such Customer's obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

Section 3.5     Enforceability of Amendment.      This Amendment has been duly authorized, executed and delivered by each Customer and is enforceable against each Customer in accordance with its terms.

Section 4.       Ratification of Agreement.      Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Each Customer hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of each Customer, and is not subject to any claims, offsets or defenses.

Section 5.       Governing Law.       This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.

Section 6.       Counterparts and Electronic Copies.     This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. Customers acknowledge that IBM Credit may maintain a copy of this Amendment in electronic form and agrees that a copy reproduced from such electronic form or other reliable means (for example, photocopy, image or facsimile) shall in all respects be considered equivalent to an original.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized officers of the undersigned as of the day and year first above written.

IBM Credit LLC	PC Connection, Inc.

By:	/s/ SCOTT COLLINS	By:	/s/ JOSEPH DRISCOLL
Print Name:	Scott Collins	Print Name:	Joseph Driscoll
Title:	Credit Manager	Title:	Sr. VP, CFO & Treasurer

Gov Connection, Inc.	MoreDirect, Inc.

By:	/s/ GARY ANDERSON	By:	/s/ GARY ANDERSON
Print Name:	Gary Anderson	Print Name:	Gary Anderson
Title:	Treasurer	Title:	Treasurer

ATTACHMENT A

TO

AGREEMENT FOR INVENTORY FINANCING

DATED OCTOBER 31, 2002

EFFECTIVE DATE OF THIS ATTACHMENT A:  JULY 16, 2014

Section 1:          LOAN PARTIES:

NAME:	ORGANIZATION NO. (Assigned by State of Org)

PC Connection, Inc.	Delaware File Number: 3149279
GovConnection, Inc.	Maryland ID Number: 03712387
MoreDirect, Inc.	Florida File Number: P9400072462

Section 2:          FEES, RATES AND REPAYMENT TERMS:

(A)  Credit Line:  Thirty-five Million Dollars ($35,000,000.00)

(B)  Borrowing Base:

(i)        100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, so long as (i) IBM Credit has a first priority security interest in such Products; (ii) such Products are in new and unopened boxes, and (iii) the invoice date reflecting the sale of such Products by Authorized Supplier is not greater than one hundred eighty (180) days prior to the date of determination. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits.

(C)  Inventory Insurance Amount:  Thirty-five Million Dollars ($35,000,000.00)

(D)  Delinquency Fee Rate:  Prime Rate plus 6.500%

(E)  Shortfall Transaction Fee:  Shortfall Amount multiplied by 0.30%

(F)  Free Financing Period Exclusion Fee:  For each Product Advance made by IBM Credit pursuant to Customer's financing plan where there is no Free Financing Period associated with such Product Advance there will be a fee equal to the Free Financing Period Exclusion Fee. For a 30 day payment plan when Prime Rate is 8% the Free Financing Period Exclusion Fee is 1.08% of the invoice amount. This fee will vary by .0125% with each .25% change in Prime Rate (e.g. Prime Rate of 7.25%, the charge is 1.0425% of the invoice amount). The fee accrues as of the Date of Note and is payable as stated in the billing Statement.

Section 3:          FINANCIAL COVENANTS:

(A)  Definitions:  The following terms shall have the following respective meanings in this Attachment. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

“Consolidated EBIT” shall mean for any period the sum of (a) Consolidated Net Income and (b) all amounts deducted in computing Consolidated Net Income in respect of (i) interest expense on Indebtedness and (ii) taxes based on or measured by income, in each case for the period under review.

“Consolidated EBITDA” shall mean the sum of (a) Consolidated EBIT, plus (b) the aggregate amount of consolidated depreciation and amortization expense plus (c) non-cash extraordinary or non-recurring losses less (d) extraordinary or non-recurring gains.

“Consolidated Net Income” shall mean, for any period, the net income (or loss), after taxes, of PC Connection and subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

"Consolidated Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Consolidated Total Assets minus Consolidated Total Liabilities.

“Current” shall mean within the ongoing twelve month period.

“Current Assets” shall mean assets that are cash or expected to be expensed or become cash within the ongoing twelve months.

“Current Liabilities” shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period. All indebtedness to IBM Credit shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

“EBITDA” shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets for such period.

“Funded Debt Ratio”:  shall mean, with respect to any fiscal quarter, the ratio of (a) the average daily outstanding Advances over such fiscal quarter under the Second Amended and Restated Credit and Security Agreement dated June 29, 2005 by and among PC Connection and its subsidiaries, inc. and Citizens Bank of Massachusetts and the other parties thereto to (b) the rolling four fiscal quarter Consolidated EBITDA (including such fiscal quarter) of Customers.

“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of PC Connection and subsidiaries during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

“Long Term” shall mean beyond the ongoing twelve month period.

“Long Term Assets” shall mean assets that take longer than a year to be expensed or converted to cash.  They are divided into four categories: tangible assets, investments, intangibles and other.

“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

“Subordinated Debt” shall mean PC Connection's indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

“Total Assets” shall mean the total of Current Assets and Long Term Assets.

“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

“Total Net Worth” (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

“Working Capital” shall mean Current Assets minus Current Liabilities.

(B)   PC Connection will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

Minimum Consolidated Net Worth:  Maintain a minimum Consolidated Net Worth of (i) $150,000,000 plus (ii) on a cumulative basis, an amount equal to fifty percent (50%) of the Consolidated Net Income in each quarter thereafter, commencing with the fiscal quarter ended December 31, 2005.

Maximum Funded Debt Ratio:  Maintain a Funded Debt Ratio of not greater than 2.0:1.0.

Section 4:          ADDITIONAL CONDITIONS PRECEDENT PURSUANT TO SECTION 5.1H OF THE AGREEMENT:

(i)        Executed Collateralized Guaranty of PC Connection Sales Corporation on behalf of the Customers;

(ii)       Executed Collateralized Guaranty of PC Connection, Inc. on behalf of the Customers;

(iii)     Executed Collateralized Guaranty of Professional Computer Center, Inc. on behalf of the                            Customers;

(iv)      Executed Waiver of Landlord Lien for all premises in which a landlord has the right of levy for rent;

(v)       Fiscal year-end consolidated financial statements of PC Connection together with the consolidated financial statements as of end of PC Connection's prior fiscal year audited by an independent certified public accountant;

(vi)      Compiled fiscal quarter-end consolidated financial statements of PC Connection, Inc. (as of the end of PC Connection, Inc.’s prior fiscal quarter;

(vii)     A Certificate of Location of Collateral whereby the Customers certify where Customers presently keep or sell Collateral;

(viii)   Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy the Loan Party’s obligations to IBM Credit;

(ix)      A Collateral Management Report in the form of as of the most recent scheduled report date;

(x)       A Compliance Certificate in the form of  as to PC Connection, Inc.'s compliance with the financial covenants set forth in  as of the last fiscal quarter of PC Connection, Inc. for which financial statements have been published;

(xi)      A Corporate Secretary's Certificate substantially in the form and substance of  certifying to, among other items, the resolutions of the Loan Party’s Board of Directors authorizing borrowing by each Loan Party;

(xii)     Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

A copy of an all-risk insurance certificate pursuant to Section 7.8(A) of the Agreement;

SCHEDULE 1, to Attachment A

AGREEMENT FOR inventory FINANCING DATED October 31, 2002

EFFECTIVE DATE MAY 11, 2006

Definition:  The following term shall have the following meaning in this Schedule 1, to Attachment A.  All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).*

*All definitions not contained herein shall have the respective meanings as set forth in Attachment A.

“Tangible Net Worth” shall mean:

Total Net Worth minus;

(a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in PC Connection's financial statements;

(b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

(c) all callable/redeemable preferred stock.

In order for the Flexibility Criteria to be satisfied in IBM Credit’s determination, the PC Connection shall maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit.

(A)         Revenues (annualized) greater than $500 million;

(B)         Tangible Net Worth greater than $100 million; and

(C)         Total Liabilities to Tangible Net Worth less than 2.0:1.0